Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of February 4, 2026, among Dycom Industries, Inc., a Florida corporation (the “Issuer”), RJE Canada, Inc., UNTRA Express, LLC, Utility Technologies, LLC and Power Solutions, LLC (each a “Guaranteeing Subsidiary”), each a subsidiary of the Issuer, and U.S. Bank Trust Company, National Association, successor in interest to U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors has heretofore executed and delivered to the Trustee an Indenture (as previously amended and supplemented, the “Indenture”), dated as of April 1, 2021, providing for the issuance of an unlimited aggregate principal amount of 4.50% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions and limitations set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(3) No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

RJE CANADA, INC., as Guaranteeing Subsidiary

By:	/s/ Ryan F. Urness
Name: Ryan F. Urness
Title: Secretary

UNTRA EXPRESS, LLC, as Guaranteeing Subsidiary

By:	/s/ Ryan F. Urness
Name: Ryan F. Urness
Title: Secretary

UTILITY TECHNOLOGIES, LLC, as Guaranteeing Subsidiary

By:	/s/ Guenevere M. Stundon
Name: Guenevere M. Stundon
Title: Treasurer

POWER SOLUTIONS, LLC, as Guaranteeing Subsidiary

By:	/s/ Ryan F. Urness
Name: Ryan F. Urness
Title: Authorized Representative

DYCOM INDUSTRIES, INC., as Issuer

By:	/s/ Ryan F. Urness
Name: Ryan F. Urness
Title: Senior Vice President, General Counsel & Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Vicki B. Bellamy
Name: Vicki B. Bellamy
Title: Vice President